Exhibit 3(a)

AMENDED ARTICLES OF INCORPORATION

OF

DPL INC.

FIRST:  The name of the corporation shall be DPL Inc.

SECOND:  The place in Ohio where the corporation’s principal office is located is the City of Dayton, Montgomery County.

THIRD:  The purposes for which the corporation is formed are (a) to engage only in (and to cause its Significant Subsidiaries to engage only in) (i) those types of businesses and other activities in which the corporation or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged on the effective date of the Merger (including, without limitation, any geographic or other expansion of such businesses or activities), and (ii) any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities; provided, that, notwithstanding the foregoing, the corporation may enter into any additional business operations from time to time in the future if, prior to doing so, it shall have obtained written confirmation from each of the Rating Agencies that the entering into of such new businesses will not result in a Ratings Downgrade; and (b) engage in any and all activities or enter into any all agreements, instruments or certificates necessary or incidental to the foregoing or as otherwise provided for in these Amended Articles of Incorporation, the “Permitted Activities”). The corporation shall not engage in any activity (including incurring any indebtedness for borrowed funds) that is not a Permitted Activity.  As used in these Amended Articles of Incorporation: (x) “Significant Subsidiary” means, at any particular time, any subsidiary entity of the corporation whose gross assets or gross revenues (having regard to the corporation’s direct and/or indirect beneficial interest in the capital stock or other equity interests of that Subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the corporation; (y) “Rating Agency” means (i) Standard & Poor’s, (ii) Moody’s, and (iii) Fitch, any of their respective subsidiaries or successors, or, in any case, if such person ceases to rate the senior long-term debt of the corporation for reasons outside the control of the corporation, any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) selected by the corporation as a replacement Rating Agency, and (z) “Ratings Downgrade” means a lowering by any of the Rating Agencies of the rating assigned to the senior long-term debt of the corporation below investment grade by such Rating Agency.

FOURTH:  The number of shares which the corporation is authorized to have outstanding is One Thousand Five Hundred (1,500) common shares, without par value.

FIFTH:  (a) At all times, at least one director of the corporation shall be an Independent Director. “Independent Director” shall mean a director of the corporation who, for so long as the corporation remains listed on the New York Stock Exchange, meets the standards for independence set forth in the New York Stock Exchange Listing Standards, or if such standards are no longer applicable to the corporation, who shall at no time be, or have been, a director, officer, stockholder, associate, customer or supplier of, be employed by, or hold or held at any time (directly or indirectly) any beneficial economic interest in the corporation or its Parent or any subsidiary or Affiliate of Parent (excluding such director’s position as such Independent Director of the corporation and any compensation received by such director in such capacity).

“Parent” shall mean any entity which owns directly or indirectly, 10% or more of the outstanding common shares of the corporation.  “Affiliate” means, with respect to a specified Person (as defined below), any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise).

The Independent Director may not delegate his or her duties, authorities or responsibilities hereunder, nor may he or she serve at any time as a trustee in bankruptcy for any affiliate of the corporation. If the Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Board of Directors or the affirmative vote of the Independent Director shall be taken until a successor Independent Director is elected by the shareholders of the corporation and qualifies and approves such action. No resignation, retirement or removal of the Independent Director, and no appointment of a successor Independent Director, shall be effective until the successor Independent Director shall have accepted his or her appointment as an Independent Director. If the Independent Director resigns, dies or becomes incapacitated, or such position otherwise becomes vacant, the shareholders of the corporation agree to use reasonable best efforts to appoint a successor Independent Director within 30 days after such notice of such resignation is received or after such other vacancy.  If there shall not be at least one Independent Director, as required pursuant to this ARTICLE FIFTH, then in office and acting, no vote upon any matter set forth in ARTICLE NINTH shall be taken unless and until such Independent Director shall have been duly elected, qualified and shall have accepted his or her appointment as an Independent Director.

(b)                                 To the fullest extent permitted by law, the Independent Director shall consider only the interests of the corporation in acting or otherwise voting on the matters referred to in ARTICLE NINTH.  The corporation’s Board of Directors will hold regular meetings to review the actions of the officers of the corporation and to authorize and approve all transactions that are contemplated by or are incidental, necessary, suitable or convenient for the accomplishment of the purposes set forth in ARTICLE THIRD.

(c)                                  Subject to any restriction imposed by the Ohio General Corporation Law, and the power of the shareholders to make, alter, amend or rescind any of the Regulations, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Regulations of the corporation (other than Sections 2, 4 and 11 of Article III, Section 1 of Article IV, and Article X, which may not be altered except by unanimous consent of the Board, including the Independent Director).

SIXTH:  Notwithstanding any provision of the Ohio General Corporation Law, now or hereafter in force, requiring for any purpose, the vote or consent of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation, or of such class or classes of shares thereof.

SEVENTH: Notwithstanding any provision of the Ohio General Corporation Law now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors.  Without limiting the generality of the immediately preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes, or to distribute his votes on the same principle among two or more candidates.

EIGHTH:  The corporation shall indemnify any director, officer, incorporator, employee or agent, or any former director or officer of the corporation and any person who is or has served at the request of the corporation as a director, officer, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators) against any and all losses, liabilities, damages, judgments, fines and amounts paid in settlement, and expenses, including attorney fees, actually and reasonably incurred by him or her, by reason of the fact that he or she is or was such director, officer, incorporator, trustee employee or agent, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time.  The indemnification provided herein shall not be deemed to restrict the right of the corporation to (a) indemnify employees, agents and others as permitted by law, (b) purchase and maintain insurance or provide similar protection on behalf of the directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the corporation as contemplated herein, and (c) enter into agreements with such directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities asserted against them or incurred by them arising out of their service to the corporation as contemplated herein. Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of any person entitled to indemnification hereunder existing at the time of such amendment, repeal or modification.

NINTH:  Notwithstanding any other provision of these Articles of Incorporation, the Regulations, or any provision of law that otherwise so empowers the corporation, the corporation shall not, without (a) the affirmative vote of 100% of the members of the Board of Directors, including the affirmative vote of the Independent Director, and (b) the affirmative vote of 100% of the holders of the outstanding common shares of the corporation:

(1)                                 make an assignment for the benefit of creditors, file a petition of bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the corporation;

(2)                                 amend, alter, change or repeal any part of, or any definition of any defined term used in, any of the following articles hereof:  ARTICLE THIRD, ARTICLE FIFTH, ARTICLE NINTH, or ARTICLE ELEVENTH; or

(3)                                 permit any of its obligations (including, without limitation, any contingent obligations), whether arising under any agreement, by law or otherwise to be guaranteed, insured, backstopped or otherwise supported by any direct or indirect Parent, subsidiary or other Affiliate of the corporation or any other Person (as defined below).

TENTH:  The Corporation expressly elects not to be governed by Chapter 1704 of the Ohio Revised Code as the same exists or may hereafter be amended.

ELEVENTH:  The corporation shall:

(1)                                 conduct its own business in its own name and through its duly authorized officers, agents or other representatives, shall not share any graphical common logo with any individual, a corporation, a partnership, limited liability company, association, trust or any other entity or organizations, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”), shall hold itself out and indentify itself as a separate and distinct entity under its own name and not as a division or part of any other Person or entity, and correct any known misunderstanding regarding its separate existence and identity;

(2)                                 maintain corporate records separate from those of any other Person, and invoices, stationary and business forms, if any, that are separate and distinct from those of any other Person;

(3)                                 file its own tax returns or participate in a joint/consolidated return pursuant to any tax sharing agreement (the provisions or elections provided in which shall have been determined using an arm’s-length standard), in each case, if applicable;

(4)                                 pay from its own assets all obligations of any kind incurred by it;

(5)                                 not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(6)                                 take all appropriate action necessary to maintain its existence in good standing under the laws of the State of Ohio;

(7)                                 observe, practice and adhere to all customary and organizational formalities, including those formalities required by these Articles of Incorporation, the Regulations and the Ohio General Corporation Law, and maintain current minute books, records and accounts separate from those of any other Person;

(8)                                 observe strictly all organizational and procedural matters and formalities required by its constitutive, organizational and formative documents, the Regulations and the Ohio General Corporation Law;

(9)                                 observe corporate formalities in its dealings with each of its Affiliates and maintain arm’s-length relationships with each of its Affiliates;

(10)                          enter into any business transaction with any of its Affiliates only on arm’s-length terms that are not materially more or less favorable to it than the terms and conditions that could have been obtained, under similar circumstances, from unaffiliated Persons;

(11)                          not guarantee the debts of any of its Affiliates, pledge, or grant a security interest in or lien upon, its assets for the benefit of any of its Affiliates, be or hold itself out to be responsible for the debts of any of its Affiliates or the decisions or actions respecting the daily business and affairs of any of its Affiliates;

(12)                          cause its assets and liabilities to be separately identified and segregated from the assets and liabilities of any other Person;

(13)                          hold all of its assets at all times in its own name or on its behalf and, if held on its behalf by another Person, cause such assets to be kept identifiable (in accordance with customary usages) as assets owned by the corporation;

(14)                          manage its business and affairs by or under the direction of the Board of Directors as designated by its constitutive, organizations and formative documents;

(15)                          ensure that the Board of Directors duly authorizes its actions as required hereunder and under the Regulations;

(16)                          not commingle or pool its funds or other assets with those of its Affiliates or any other Person, and not maintain joint bank accounts or other depository accounts to which it has independent access with any Affiliate or any other Person;

(17)                          fairly compensate its directors and officers from its own funds for time spent working on its business or affairs;

(18)                          maintain stationery through which all business correspondence and communication are conducted, in each case separate from those of its Affiliates or any other Person;

(19)                          to the extent payments are made by checks, have checks in its own name;

(20)                          not grant sureties, bonds, comfort letters or assume any other form of joint or several liability for the obligations of any of its Affiliates or any other Person; and

(21)                          maintain its financial statements such that, to the extent any interest in the corporation or its assets is reflected in such financial statements, (a) an appropriate notation is made on such consolidated financial statements to indicate the separateness of the corporation from a Parent or Affiliate and to indicate that the corporation’s assets and credit are not available to satisfy the debts and other obligations of such Parent or any other person, except to the extent permitted pursuant to the last paragraph of this ARTICLE ELEVENTH with respect to the corporation’s own direct or indirect subsidiaries, in which case no such notation shall be required, and (b) such assets are also listed on the corporation’s own separate balance sheet.

Notwithstanding any of the foregoing, the corporation may take any action otherwise prohibited under clauses (5), (11), (16) and (20) of this ARTICLE ELEVENTH if such action is taken with respect to the corporation’s own direct or indirect subsidiaries, and the corporation’s own direct and indirect subsidiaries may take any such action if such action is taken with respect to the corporation or other direct or indirect subsidiaries of the corporation.

TWELFTH:                               The corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities. The Board of Directors may base a determination that a dividend or other distribution is not prohibited under the limitation contained in the preceding sentence either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances. The corporation shall have the power to issue shares as a share dividend or other distribution in respect of issued and outstanding shares.

THIRTEENTH:         The corporation shall not (1) declare, recommend, make or pay any Distribution to any of its shareholders or (2) make any intercompany loan to any of its Affiliates (other than the corporation or any of its direct or indirect subsidiaries) unless there exists no Event of Default and no such Event of Default will result from the making of such Distribution or intercompany loan and either: (a) at the time and as a result of such Distribution or intercompany loan, the corporation’s Leverage Ratio does not exceed 0.67:1, and the corporation’s Interest Coverage Ratio is not less than 2.5:1; or (b) if the corporation is not in compliance with the foregoing ratios, at such time its senior long-term debt rating from a Rating Agency is at least investment grade.

Prior to making any Distribution or intercompany loan described in this ARTICLE THIRTEENTH, the corporation’s Board of Directors (including the Independent Director) shall confirm that such Distribution or intercompany loan complies with the terms of this ARTICLE THIRTEENTH, provided that, in the case of a Distribution or intercompany loan to be made under the circumstances described in clause (a) in the first paragraph of this ARTICLE THIRTEENTH, the Board of Directors shall have first obtained a compliance certificate from an officer of the corporation that, at the time and after giving effect to such Distribution or intercompany loan, the corporation is in compliance with the Leverage Ratio and the Interest Coverage Ratio set forth in clause (a) in the first paragraph of this ARTICLE THIRTEENTH; provided further that the foregoing approval will not be required in the case of intercompany loans if the aggregate amount of intercompany loans outstanding at any one time does not exceed $20 million.

The foregoing limitation on Distributions and intercompany loans shall cease to be in effect if the Rating Agencies confirm that without the limitations contained in this ARTICLE THIRTEENTH, there would not result a Ratings Downgrade. If the limitation on Distributions and intercompany loans set forth in this ARTICLE THIRTEENTH ceases to be in effect, the corporation will be under no obligation to reinstate such limitation or otherwise observe its terms in the event such ratings are thereafter lowered or withdrawn.

For purposes of this ARTICLE THIRTEENTH:

“Capitalized Lease Obligations” means all lease obligations of the corporation and its Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

“Consolidated Current Liabilities” means the consolidated current liabilities of the corporation and its Subsidiaries but excluding the current portion of long term Indebtedness which would otherwise be included in it, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt” means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Permitted Debt, Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of the corporation and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

“Consolidated EBITDA” means, for any period, the sum of the amounts for such period of the corporation’s (i) Consolidated Net Income, (ii) distributions paid, accrued or scheduled to be paid in respect of any Preferred Securities or other capital stock to the extent deducted in calculating Consolidated Net Income, (iii) Consolidated Interest Expense plus (x) interest paid, accrued or scheduled to be paid or to be accrued in respect of any Permitted Debt, and (y) interest expense related to company owned life insurance, (iv) income taxes and deferred taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (v) depreciation expense, (vi) amortization expense, and (vii) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (excluding interest expense related to Permitted Debt and company owned life insurance and including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by the corporation and each of its Subsidiaries during such period, excluding, however, any amount of such interest of any Subsidiary of the corporation if the net income (or loss) of such Subsidiary is excluded from the calculation of Consolidated Net Income for such Subsidiary pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net operating income (or loss) of such Subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that the corporation has any Subsidiary that is not a wholly owned Subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such Subsidiary multiplied by the quotient of (A) the number of shares of outstanding common stock of such Subsidiary not owned on the relevant Measurement Date by the corporation or any Subsidiary of the corporation divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the relevant Measurement Date.

“Consolidated Net Income” means, for any period, the aggregate of the net income (or loss) of the corporation and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded from any calculation of Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the corporation or another Subsidiary of the corporation during such period; (ii) the net income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; (iii) all extraordinary gains and extraordinary losses, merger related expenses and one-time expenses, cash or noncash, relating to restructuring efforts; and (iv) all gains and losses from discontinued operations.

“Currency, Interest Rate or Commodity Agreements” means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks; it being understood, for purposes of this definition, that the term “energy” shall include, without limitation, coal, gas, oil and electricity.

“Distribution” means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of capital stock of the corporation, excluding any contract adjustment payments under contracts to purchase common stock of the corporation, Parent or any of its affiliates (which common stock was not held as an asset of the corporation) entered into in connection with the issuance of any Permitted Debt.

An “Event of Default” shall occur with respect to the corporation if:

a.                                      default in the performance, or breach, of any covenant or obligation of the corporation in ARTICLE THIRTEENTH of these Amended Articles of Incorporation for a period of 30 days; or

b.                                      default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed by the corporation, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money of the corporation or any Significant Subsidiary, if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to the corporation which default for payment of principal is in an aggregate principal amount exceeding $25 million (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended by the holders of such indebtedness, provided that at the time such payment default is remedied, cured or waived the Event of Default hereunder by reason thereof shall be deemed likewise to have been remedied, cured or waived; or

c.                                       a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the corporation or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the corporation or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the corporation or any of its Significant Subsidiaries or ordering the winding up or liquidation of the affairs of the corporation or any of its Significant Subsidiaries, and in each case such decree or order shall remain unstayed and in effect for a period of 180 consecutive days; or

d.                                      the corporation or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the corporation or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the corporation or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors.

“Excluded Subsidiary” means any Subsidiary of the corporation

a.                                      in respect of which neither the corporation nor any Subsidiary of the corporation (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the Subsidiaries of which are all Excluded Subsidiaries; and

b.                                      which has been designated as such by the corporation.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Group” means the corporation and its Subsidiaries and “member of the Group” shall be construed accordingly.

“Indebtedness” means, with respect to the corporation or any of its Subsidiaries at any date of determination (without duplication): (i) all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn), (ii) all obligations in respect of letters of credit (including reimbursement obligations with respect thereto), (iii) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (iv) all Capitalized Lease Obligations, (v) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of the corporation or any of its Subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of the secured indebtedness, (vi) all indebtedness of other persons of the types specified in the preceding clauses (i) through (v), to the extent such indebtedness is guaranteed by the corporation or any of its Subsidiaries, and (vii) to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements. The amount of Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (i) through (vii) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indebtedness For Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for (i) money borrowed, (ii) payment obligations under or in respect of any trade acceptance or trade acceptance credit, or (iii) any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash (including, without limitation, Permitted Debt); provided, however, in each case, that such term shall exclude (a) any indebtedness relating to any accounts receivable securitizations, (b) any Indebtedness to be secured by Liens, (c) any Preferred Securities which are issued and outstanding on the effective date of these Amended Articles of Incorporation or any extension, renewal, or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced, and (d) any Preferred Securities issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which is issued and outstanding on the effective date of these Amended Articles of Incorporation, for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

“Interest Coverage Ratio” means, with respect to the corporation on any Measurement Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of the corporation for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Measurement Date to (ii) the aggregate Consolidated Interest Expense during such four fiscal quarters.

“Lien” means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term “Lien” shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in the title thereto.

“Leverage Ratio” means the ratio of Consolidated Debt to Total Capital (as defined herein), calculated on the basis of the most recently available consolidated balance sheet of the corporation and its consolidated Subsidiaries (provided that such balance sheet is as of a date not more than 60 days prior to a Measurement Date) prepared in accordance with GAAP.

“Measurement Date” means the record date for any Distribution.

“Permitted Debt” means Indebtedness for Borrowed Money issued in connection with a contract or contracts to purchase from the corporation common stock of the corporation, Parent or any affiliate of Parent (which common stock was not held as an asset of the corporation) for an aggregate amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Securities” means, without duplication, any trust preferred or preferred securities or related debt or guaranties of the corporation or any of its subsidiaries.

“Project Finance Debt” means:

a.                                      any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

b.                                      any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(i)                                     recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

(ii)                                  recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like, or other investor in the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or

(iii)                               recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

“Significant Subsidiary” means, at any particular time, any Subsidiary of the corporation whose gross assets or gross revenues (having regard to the corporation’s direct and/or indirect beneficial interest in the shares, or the like, of that Subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the corporation.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

“Total Capital” of any Person means, as of any date, the sum (without duplication) of (a) Indebtedness for Borrowed Money, (b) preferred stock and Preferred Securities of such Person and its consolidated Subsidiaries, (c) consolidated stockholder’s equity of such Person and its consolidated Subsidiaries (excluding any preferred stock in stockholder’s equity) and (d) any excess of the value of the corporation’s assets acquired by Parent over the book value of such assets.